Exhibit 99.1

STILWELL
FINANCIAL INC.

                                                     920 Main Street, 21st Floor
                                                Kansas City, Missouri 64105-2008
                                                                NYSE Symbol:  SV

NEWS RELEASE

Media Contact:                                Investor Contacts:
   Peggy Landon (816-218-2455)                  Landon H. Rowland (816-218-2416)
    Director of Investor                                Chairman, President and
    and Public Relations                                Chief Executive Officer
                                               Daniel P. Connealy (816-218-2412)
                                      Vice President and Chief Financial Officer

                  Stilwell Financial Reports Second Quarter Results

         KANSAS CITY, Mo (July 25, 2002) - Stilwell Financial Inc. (NYSE: SV) reported second quarter 2002 net income of $73.7 million, or 30(cent) per diluted share, compared to $90.4 million, or 39(cent) per diluted share, in second quarter 2001. For the six months ended June 30, 2002, Stilwell reported net income of $170.9 million, or 72(cent) per diluted share, compared to $201.8 million, or 88(cent) per diluted share, for the same 2001 period. Stilwell's 2002 earnings reflect a lower level of average assets under management compared to 2001 periods, which resulted in reduced revenues and downward pressures on operating margins.
         Exclusive of the non-recurring items discussed in notes 1 through 3 in the Earnings and Statistics Table below, Stilwell's net earnings totaled 32(cent) per diluted share in second quarter 2002 versus 46(cent) per diluted share in second quarter 2001 and 74(cent) per diluted share for the six months ended June 30, 2002 versus 94(cent) per diluted share in comparable 2001.
           Stilwell reported three and six month 2002 ongoing EBITDA margins of
48.2 percent and 51.2 percent, respectively, versus 51.4 percent and 49.5 percent in the comparable 2001 periods. These EBITDA margins are indicative of the continued focus by Janus Capital Management LLC to align expenditures with expected revenue activity and the variability of its core cost structure.
         Landon H. Rowland, Stilwell's chairman, president and chief executive officer, commented, "The equity markets have continued to provide great challenges to all of our operations. These challenges, however, will offer unique opportunities for our managers and



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



colleagues as many stocks are trading at their lowest levels in recent years. Janus, Berger and Nelson are focused in their efforts to capitalize on these opportunities and improve investment performance. At the same time, operational efficiency remains a primary objective for Stilwell. Our ongoing commitment to align costs with reduced revenues has produced margins that continue to exceed industry standards and provide meaningful free cash flow."

Earnings and Statistics Table


                                                          Second Quarter                        Year to Date
                                                          --------------                        ------------
                                                         2001           2002                 2001           2002
                                                         ----           ----                 ----           ----

Ongoing Net Income (in millions)                        $ 104.5         $ 78.1              $ 216.4        $175.3
  Net charges associated with formation of Janus
    limited liability company (1)                                         (4.4)                              (4.4)
  Severance, facility closing and other costs (2)         (21.6)                              (22.1)
  DST gains on sale of business unit and
    investments(3)                                          7.5                                 7.5
                                                       ----------     ---------             ----------    ----------
Reported Net Income                                     $  90.4         $ 73.7              $ 201.8        $170.9
                                                       ==========     =========             ==========    ==========

Diluted Earnings Per Share:
  Ongoing Operations                                    $   0.46        $  0.32             $   0.94       $  0.74
  Net charges associated with formation of Janus
    limited liability company (1)                                         (0.02)                             (0.02)
  Severance, facility closing and other costs (2)          (0.10)                              (0.09)
  DST gains on sale of business unit and
    investments(3)                                          0.03                                0.03
                                                       ----------     ---------             ----------    ----------
  Reported earnings per share                           $   0.39        $  0.30             $   0.88       $  0.72
                                                       ==========     =========             ==========    ==========


-----------------------------------------------------------------------------------------------------------------------

Operating Margin                                           31.3%          34.8%                36.2%         38.5%
                                                       ==========     ==========            ==========    ==========
Ongoing Operating Margin {excluding relevant
     effects of (1) and (2)}                               40.9%          36.1%                40.9%         39.1%
                                                       ==========     ==========            ==========    ==========

EBITDA (4) (in millions)                                $ 183.6         $145.5              $ 397.1        $323.1
                                                       ==========     ==========            ==========    ==========
EBITDA Margin                                              44.6%          46.9%                46.2%         50.6%
                                                       ==========     ==========            ==========    ==========

Ongoing EBITDA {excluding effects of
    (1) through (3)} (in millions)                      $ 211.7         $149.5              $ 426.0        $327.1
                                                       ==========     ==========            ==========    ==========

Ongoing EBITDA Margin {excluding effects
    of (1) through (3)}                                    51.4%          48.2%                49.5%         51.2%
                                                       ==========     ==========            ==========    ==========
-----------------------------------------------------------------------------------------------------------------------

Average Assets Under Management (in billions)           $ 223.9        $ 177.2              $ 235.2        $183.0
                                                       ==========     ==========            ==========    ==========
Shareowner accounts (in thousands)                                                          6,231.8       5,552.0
                                                                                            ==========    ==========





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(1)  In connection with the formation of Janus Capital Management LLC, Stilwell and Janus recorded approximately $4.0 million ($2.6 million, after-tax) in legal, accounting and other professional expenses. In addition, the reorganization from a corporation to a limited liability company resulted in certain permanent tax effects netting to approximately $1.8 million in additional tax expense to Stilwell.

(2) During the six months ended June 30, 2001, Janus recorded approximately $48.5 million in severance, facility closing and related costs associated with work force reductions in February and April 2001 and the closing of its Austin location in April 2001. Approximately $39.4 million of the total costs were recorded during second quarter 2001. Partially offsetting these costs was a first quarter 2001 reduction of approximately $8.2 million in stock bonus accruals at Janus that were no longer payable as a result of the sale of shares of Janus common stock by various employees to Stilwell on March 16, 2001 as previously disclosed.


(3) The Company recorded $8.1 million in equity earnings of DST representing Stilwell's proportionate share of DST non-recurring gains in connection with the sale of DST's portfolio accounting business and sales of marketable securities during second quarter 2001.


(4)  Earnings before interest, income taxes, depreciation and amortization

Second Quarter


         Stilwell, which includes Janus, Berger Financial Group LLC, Nelson Money Managers Plc and approximately 33 percent of DST Systems, Inc. (NYSE:
DST), reported $161.5 billion in assets under management at June 30, 2002 compared to $190.5 billion at March 31, 2002, $192.2 billion at December 31, 2001 and $220.1 billion at June 30, 2001. The decline in assets under management during the quarter reflected net redemptions of $7.3 billion and market depreciation of $21.7 billion. Redemptions consisted of approximately $4.7 billion of net outflows from Janus' various retail funds, approximately $1.9 billion from money market funds and approximately $1.9 billion from other products. Partially offsetting these outflows were net sales of approximately $1.2 billion in the Janus Adviser Series, Janus World Funds, Berger's value funds and products offered by Enhanced Investment Technologies LLC (INTECH). Assets under management averaged $177.2 billion during second quarter 2002 compared to $188.8 billion in first quarter 2002 and $223.9 billion in the prior year's second quarter.
         With a lower level of average assets under management in second quarter 2002 versus 2001, revenues declined quarter-to-quarter (to $310.4 million from $411.5 million), which resulted in a decrease in ongoing operating income to $112.0 million from $168.1 million in 2001. Operating expenses were lower in second quarter 2002 than comparable 2001, although the percentage decrease, exclusive of non-recurring charges, was not as great as the percentage decrease in revenues quarter-to-quarter. As a result, the ongoing operating margin declined from 40.9 percent for the three months ended June 30, 2001 to 36.1 percent for the three months ended June 30, 2002.

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

         Compensation expense in second quarter 2002 was the same as prior year's second quarter. The additional $8.6 million in non-cash compensation associated with the special, one-time grant of five percent of Janus' equity to key Janus employees on April 1, 2002 was essentially offset by reduced incentive compensation and a decrease in the average number of employees quarter-to-quarter.
         Although third party concession fees were lower due to a reduced level of assets under management through these distribution arrangements, ongoing pressures from the distribution side of the industry have resulted in a lower percentage decrease in these costs compared to the percentage decrease in revenues. As in the first quarter of 2002, marketing costs were substantially lower than 2001 as promotion efforts were redirected to target customers and relationships with growth opportunities in the current operating, market and performance environment.
         Depreciation and amortization decreased from prior year due to lower amortization expense associated with goodwill and non-amortizable intangible assets pursuant to the new accounting guidelines as set forth in Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets" (FAS
142), as well as to reduced capital expenditures over the last two years. If amortization of goodwill and intangible assets were computed under FAS 142 during the three months ended June 30, 2001, Stilwell's amortization expense would have been approximately $12.6 million lower, resulting in net income of approximately $103.0 million, or 45(cent) per diluted share.
         Equity in the net earnings of DST for the three months ended June 30, 2002, exclusive of non-recurring items, improved $1.4 million to $17.7 million. This increase was primarily attributable to higher earnings in DST's financial services segment, driven by improved operating margins quarter-to-quarter. Although earnings increased, DST's consolidated revenues declined 9 percent. This decline reflects lower demutualization and corporate actions activity, the absence of revenues associated with the Portfolio Accounting Systems unit, which was sold in June 2001, and reduced telecommunications, brokerage and trade confirmation volumes. These declines were partially offset by increased revenues resulting from a higher number of shareowner accounts serviced (totaling 80.3 million at June 30, 2002 versus 75.6 million at December 31, 2001 and 74.8 million at June 30, 2001).
         Stilwell's interest expense increased by $3.6 million over prior year's second quarter, primarily as a result of interest on Stilwell's various senior debt offerings and convertible debt securities, partially offset by interest costs that were incurred in second quarter 2001 associated with Stilwell's obligations to purchase shares of Janus common stock. Other

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

income for second quarter 2002 declined by $3.7 million from prior year largely due to reduced interest income from lower average cash balances and interest rates.
   The company's ongoing effective tax rate declined to 33.9 percent for second quarter 2002 from 36.1 percent in second quarter 2001. The lower current year rate reflects the larger proportionate contribution to net income from equity in net earnings of DST.


Year To Date


         During the six months ended June 30, 2002, assets under management declined $30.7 billion. This decline reflects market depreciation of approximately $25.4 billion and net redemptions of approximately $11.3 billion, offset by $6.0 billion in additional assets as a result of Berger's acquisition of INTECH. Average assets under management during the six months ended June 30, 2002 totaled $183.0 billion compared to $235.2 billion in the same 2001 period. Lower average assets under management, together with a higher relative percentage of lower-fee money market assets, resulted in a decrease in revenues from $860.0 million to $638.7 million in 2002. The expected downward margin pressures (as noted in the second quarter discussion) resulted in a $101.8 million decline in ongoing operating income in 2002 versus 2001.
         Operating expenses of $392.7 million ($388.7 million excluding the non-recurring professional expenses) for year to date 2002 were 28 percent lower than the $548.5 million ($508.2 million excluding non-recurring costs) for year to date 2001. All significant cost components experienced declines from the prior year period. Compensation and third party concession fees - the two largest components of Stilwell's operating expenses - totaled approximately 39 percent of revenues for the six months ended June 30, 2002, which is greater than the 36 percent experienced during the same 2001 period, largely as a result of lower revenues period-to-period and the non-cash compensation charges associated with the grants of equity to Janus employees. As noted in the second quarter discussion, amortization expense was significantly lower than in 2001 as a result of Stilwell's adoption of FAS 142. If amortization of goodwill and intangible assets were computed under FAS 142 during the six months ended June 30, 2001, Stilwell's amortization expense would have been approximately $16.5 million lower, resulting in net income of approximately $218.3 million, or 95(cent) per diluted share.
         Exclusive of the one-time gains recorded by DST in 2001, equity earnings from DST

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

improved $3.0 million to $37.1 million in 2002. This improvement was largely attributable to higher operating earnings in DST's financial services segment. DST's consolidated revenues for the six months ended June 30, 2002 increased over 2001, primarily due to the inclusion of revenue from EquiServe, Inc., in which DST acquired controlling ownership on March 30, 2001.
         Stilwell's interest expense increased by $12.0 million and other income decreased by $7.5 million primarily as a result of the items identified in the second quarter discussion. The Company's ongoing effective tax rate declined period-to-period due to the larger proportionate contribution to net income from equity in net earnings of DST and higher levels of non-deductible amortization in 2001.
         Mr. Rowland further commented, "We believe that each of our core holdings is capable of contributing tangible value for our shareholders. As we evaluate strategic decisions with our customary long-term view, we recognize the difficulties endured during the last two years. These difficulties have demanded thoughtful, creative and forward-looking analysis and action. Together with Janus, Berger, Nelson and DST, we look forward to demonstrating the benefits of investing in, and remaining with, a proven group of organizations that appreciate and embrace the varied challenges evident in the current economic, operating and political environment."

                                    * * * * *
         Stilwell will present its second quarter 2002 earnings on July 25 at 1:00 p.m. EDT at Citibank, 153 East 53rd Street, 14th Floor, Room N, New York, NY. Interested parties are also invited to listen online at www.stilwellfinancial.com or by calling (888) 664-0344 at least ten minutes prior to the 1:00 pm EDT start of the presentation. The accompanying slides to the presentation are expected to be available on the Stilwell Web site beginning on July 25. A replay of the audio portion will be available online for one week following the presentation.

About Stilwell Financial Inc.
         Stilwell Financial Inc. is a diversified, global financial services company with subsidiaries and affiliates operating in North America, Europe and Asia. Stilwell owns approximately 92 percent of Janus Capital Management LLC, approximately 88 percent of Berger Financial Group LLC, approximately 81 percent of Nelson Money Managers Plc and approximately 33 percent of DST Systems, Inc.



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

         This press release includes statements concerning potential future events involving Stilwell Financial Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Stilwell will not update any forward-looking statements made in this press release to reflect future events or developments.

                        (Financial Information Attached)

                                       ###




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




                             STILWELL FINANCIAL INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                               Three months                        Six months
                                                              ended June 30,                     ended June 30,
                                                       -------------------------------      ------------------------------
                                                           2001              2002             2001              2002
                                                       --------------    -------------      ------------      ------------
Revenues:
     Investment management fees                         $ 337.8            $ 256.7          $ 705.6            $ 527.2
     Shareowner servicing fees                             58.2               39.7            122.3               82.5
     Other                                                 15.5               14.0             32.1               29.0
                                                       --------------    -------------      ------------      ------------
          Total                                           411.5              310.4            860.0              638.7
                                                       --------------    -------------      ------------      ------------

Operating expenses:
     Compensation                                          80.5               80.5            179.8              151.3
     Marketing and promotion                               25.6               13.6             50.0               25.7
     Third party concession fees                           61.7               48.5            127.7               97.9
     Depreciation and amortization                         32.1               17.7             57.0               35.5
     Professional services                                 12.2               12.3             24.8               20.1
     Other                                                 31.3               29.8             68.9               62.2
     Severance, facility closing and other costs           39.4                -               40.3                -
                                                       --------------    -------------      ------------      ------------
          Total                                           282.8              202.4            548.5              392.7
                                                       --------------    -------------      ------------      ------------

Operating Income                                          128.7              108.0            311.5              246.0

Equity in earnings of unconsolidated
    affiliates                                             24.4               17.7             42.2               37.1
Interest expense                                           (9.8)             (13.4)           (14.8)             (26.8)
Other, net                                                  6.3                2.6             13.1                5.6
                                                       --------------    -------------      ------------      ------------
  Income before taxes and minority interest               149.6              114.9            352.0              261.9

Income tax provision                                       51.3               40.7            123.5               89.9
Minority interest in consolidated earnings                  7.9                0.5             26.7                1.1
                                                       --------------    -------------      ------------      ------------

Net Income                                              $  90.4            $  73.7          $ 201.8            $ 170.9
                                                       ==============    =============      ============      ============


Per Share Data:
    Weighted average Common shares
       outstanding (in thousands)                        219,387            222,380           219,223           222,306

      Basic Earnings per share                          $   0.41           $   0.33         $   0.92           $   0.77

    Weighted average Diluted Common shares
       outstanding (in thousands)                        224,615            224,411           224,649           224,495

      Diluted Earnings per share                        $   0.39           $   0.30         $   0.88           $   0.72



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